UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2011

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-90272	56-1940918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Park Avenue, 16th Floor, New York, New York 10016
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 286-9197

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 5.02  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2011, the Company entered into a new employment agreement, effective as of July 1, 2011, with each of Dmitry Vilbaum, the Company’s Chief Executive Officer, and Dr. Alexandre Agaian, the Company’s President.  Mr. Vilbaum’s prior written employment agreement expired on April 23, 2011, and his employment continued under the then existing terms.  Dr. Agaian’s prior written employment agreement was to expire on July 21, 2011.  The new agreements supersede all prior employment arrangements, whether oral or written, between the respective parties.  The terms of the July 1, 2011 employment agreements are summarized below.

The employment term expires on June 30, 2015.  The executive is entitled to a base salary at his current annual rate ($200,000 for Mr. Vilbaum and $240,000 for Dr. Agaian) for the first year, with an increase of $50,000 in the beginning of the second year (to $250,000 for Mr. Vilbaum and $300,000 for Dr. Agaian); a retention bonus of $20,000; family health insurance with premiums not exceeding $20,000 per year; an automobile allowance not to exceed $12,000 per year; twelve sick days per year; three weeks vacation per year; ten holidays; participation in such employee benefit plans, including 401(k) or similar retirement plans, as the Company may adopt; business cell phone; certain reimbursement for business travel, including certain spousal travel costs;  eligibility for a cash bonus upon achievement of performance targets and thresholds to be established by the Board of Directors, such as achievement of certain market price, business performance, or other criteria, determined by the Board of Directors in its reasonable discretion, for which he would be entitled to a bonus of 100% of his base salary upon achievement of 100%-120% of the performance target, and a bonus of no less than 150% and, in the discretion of the Board of the Directors, up to 200% of his base salary, for achievement of more than 120% of the performance target.  The executive is also entitled to an annual performance bonus or other bonus and an annual increase in salary as determined by the Board of Directors from time to time.  In connection with the employment agreement, the executive received a grant of stock options to purchase 5,000,000 common shares, subject to certain vesting, employment and exercisability conditions, as follows:  (1) 2,000,000 options  vested on July 1, 2011, and are exercisable at $0.05 per share until July 1, 2016; (2) 1,000,000 options shall vest on July 1, 2012, and shall be exercisable at $0.10 per share until July 1, 2017; (3) 1,000,000 options shall vest on July 1, 2013, and shall be exercisable at $0.15 per share until July 1, 2018; and (4) 1,000,000 options shall vest on July 1, 2014, and shall be exercisable at $0.20 per share until July 1, 2019.  The employment agreement may be earlier terminated for the following reasons: (a) death; (b) because of physical injury or illness, upon 30 days’ prior written notice, if the executive is unable to materially perform his duties for a continuous period of 120 days with no expectation of return within a reasonable time; (c) upon three months’ prior written notice, at the option of either the executive or the Company, without cause, in which event the Company shall have the right to require the executive not to perform any services for the Company until the termination becomes effective, subject to payment of three months of salary; or (d) for reasons of cause, as such term is defined in the employment agreement. If the Company terminates the executive’s employment for any reason other than for cause, the executive is entitled to a lump sum amount equal to three months of his base salary, all fringe benefits provided for in the employment agreement shall continue for three months, and all compensatory securities granted to the executive are to vest immediately.

Item 9.01  Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1*+	Employment Agreement with Dmitry Vilbaum, dated July 1, 2011
10.2*+	Employment Agreement with Alexandre Agaian, dated July 1, 2011

*  Filed herewith
+  Represents executive compensation plan or agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

Date: July 6, 2011	By: /s/ Alexandre Agaian
Alexandre Agaian
President